EXHIBIT 10.4

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT, effective the 10th day of February, 2003, is entered into by and between Steinbrun, Hughes and Associates dba The Steinbrun Group (SHA), a California corporation with its principal place of business located in Santa Monica, California, and Overhill Farms, (Company) a Nevada Corporation having its principal place of business in Vernon, California.

         WHEREAS, the Company is desirous of engaging SHA to provide business consulting services; and

         WHEREAS, SHA is in the business of providing consulting services on the terms set forth herein;

         NOW, THEREFORE, in consideration of the following mutual covenants and agreements the parties hereto agree as follows:

1.       SCOPE OF ENGAGEMENT

         The Company hereby engages SHA to provide business consulting services to the Company for the term specified herein, and SHA accepts such engagement, subject to the limitations and conditions set forth herein. SHA shall report directly to James Rudis, or such other person as the Board of Directors shall designate from time to time.

         The term of this Agreement shall commence on February 10, 2003, and shall continue until either party delivers notice of termination of this Agreement, in writing, to the other party in accordance with this agreement. Such notice of termination if delivered by Company may be effective immediately upon receipt by SHA. Notwithstanding the termination of this Agreement, the provisions of paragraph 8 regarding confidentiality shall remain in full force and effect for a period of eighteen months following the termination hereof.

         2. SHA DUTIES. SHA shall provide management consulting services to the Company with the long-term objective, but without any guarantee, to maintain and improve the Company's financial position and profitability and to work with and train the senior management of the Company.

         John Steinbrun or such other employees of SHA as may be approved by the Company (each a Representative or SHA Consultant) shall provide the services to be performed by SHA hereunder. SHA and each Representative shall be an independent contractor with respect to the Company and shall not be deemed to be an employee of the Company for any purpose. The Company shall indemnify SHA and each SHA Consultant as set forth in Section 7 below. In addition, the Company shall maintain directors and officers liability insurance in an aggregate amount not less than $10,000,000 protecting the directors and officers, agents and representatives of the Company against any liability or expense resulting from the acts or omissions of any such director, officer, agent or representative and shall name SHA and its directors, officers and agents as additional insureds thereunder.

         3. LIMITATION OF SCOPE.

                  a. SHA Consultants are independent contractors, and as such, SHA Consultants are not eligible to participate in or receive any benefit under any benefit plan or program available to employees of the Company such as health, disability, or life insurance, vacation or holiday pay, sick leave, profit sharing or pension plans. The Company shall not provide workers' compensation coverage for any SHA Consultant. SHA Consultants act solely in an advisory and consulting capacity, and do not have the authority to bind the Company in any manner. SHA (and the SHA Consultants, as applicable) shall comply with all applicable laws and regulations and shall have sole responsibility for the payment of all applicable taxes and withholdings with respect to any and all compensation paid to SHA or the SHA Consultants hereunder.

                  b. SHA cannot guarantee any particular results. The Company understands and acknowledges that the work effort, analysis and advice of SHA Consultants are inherently subjective, and that reasonable professionals or individuals reviewing the same information may reach entirely different conclusions. The Company releases SHA from all responsibility as to the reliability and accuracy of all the information provided to SHA by the Company that may be utilized by SHA in making any analysis or providing any service.

                  c. Unless SHA gives its prior consent, the Company agrees that any and all advice, written or oral, provided by SHA pursuant to this Agreement will be (i) treated by the Company as confidential, (ii) be used solely for the information and assistance of the Company, and (iii) not be used, circulated, quoted, filed or otherwise referred to for any other purpose, whether written or oral (such advice may be circulated among employees and directors of the company and certain outside professionals to the extent necessary for the performance of their duties with respect to the Company and for no other purpose). No one other than the Company is authorized to rely on our engagement hereunder or any statements, advice, opinions, or conduct by SHA Consultants. SHA is being engaged hereunder to provide services only to the Company and shall have a fiduciary responsibility directly to the Company only in connection with this engagement.

                  d. SHA and its affiliates have and will continue to have relationships with parties other than the Company, some of whom may be creditors, or may have some other relationship with the Company. All information regarding the Company derived as a result of the services performed pursuant to this Agreement shall remain confidential in accordance with the terms hereof. During the term of this Agreement, SHA shall not engage in, or provide services to, any business that competes directly with the business of the Company. The Company agrees that it does not consider SHA's engagement by clients that are not competitors of the Company in matters that are not related to the Company to be inappropriate and, therefore, waives any objection to any such present or future concurrent assignments. Notwithstanding the foregoing, nothing in this paragraph d. shall limit SHA's or the SHA Consultant's obligations under Section 8 hereof.


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                  e. When evaluating exit options that may involve the sale of shares of the Company by one or more shareholders of the Company, or the assets of the Company by the Company, the Company or its shareholders should retain qualified professionals, lawyers, accountants, and other specialists, to conduct due diligence, appraise the business, and determine whether the price being paid is fair or appropriate. The Company acknowledges that SHA Consultants are not appraisers and cannot take responsibility for any of these tasks.

                  f. SHA Consultants are not attorneys and do not provide legal advice or opinions on legal matters, draft or review legal documents, or represent clients in legal matters.

         4. HIRING OF CONSULTANTS/EMPLOYEES. SHA expends substantial effort and expense hiring and training SHA Consultants and other SHA employees. Accordingly, the Company (on behalf of itself and each of its affiliates) agrees not to extend an offer of employment to a SHA Consultant or employee during the term of this Agreement or for a 2-year period after the SHA Consultant's assignment has been completed, whichever is later. If the Company or its affiliates hire a SHA Consultant or employee within the above time period, the Company agrees to pay SHA in cash the sum of $100,000 per person hired. This fee does not apply if the Company hires John Steinbrun.

         5. EXPENDITURES BY REPRESENTATIVE. All reasonable travel expenses incurred by SHA and SHA Consultants in performing their duties pursuant to this Agreement shall be reimbursed by the Company to SHA, if approved in advance in accordance with the Company's expense reimbursement policy, upon submission of an expense report along with regular weekly invoices.

         6. COMPENSATION OF SHA. SHA shall receive the following fees as compensation for services rendered under this Agreement:

                  a. John Steinbrun          $12,000 per week

                  b. Other SHA Consultants at normal SHA rates as reasonably acceptable to the Company.

         7. INDEMNIFICATION. The Company shall indemnify, defend and hold harmless SHA and SHA's assigns, affiliates, agents, employees, officers, directors and representatives (each an "Indemnitee") from and against any and all demands, complaints, actions or causes of action, suits (including a claim or lawsuit asserted or filed by any shareholder of the Company), proceedings, investigations, arbitrations, assessments, losses, claims, obligations, damages or liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorney's fees and disbursements, asserted against, imposed upon or incurred by any Indemnitee, directly or indirectly, regardless of whether known or unknown to which Indemnitee may become subject by reason of or resulting from performing duties pursuant to this Agreement; provided, however, the Company shall not indemnify and hold harmless Indemnitee for damages suffered and determined by a court of law to be the result of gross negligence or willful misconduct on the part of SHA's assigns, affiliates, agents, employees, officers, directors or representatives.


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         8. CONFIDENTIAL INFORMATION. SHA hereby acknowledges that in the performance of this Agreement it will become aware of proprietary information of the Company that could cause injury to the Company in the event such information is disclosed to others. In furtherance thereof, SHA shall cause each representative to execute a standard Confidentiality Agreement prior to or contemporaneously with the commencement of services hereunder. Additionally, SHA hereby covenants not to disclose such proprietary information unless such disclosure is approved by the Company, such disclosure is made by the Representative acting in his capacity as an agent of the Company in accordance with Company policy or required disclosures, or SHA is required by law to make such disclosure. The Company agrees to use its best efforts to advise SHA Consultants of any information whose sensitivity and confidentiality is not reasonably obvious.

         9. EXCLUSIVE APPLICATION. Except as provided in Paragraph 5, nothing in this Agreement is intended or shall be construed to confer upon or to give to any person, firm, or corporation other than the parties hereto any right, remedy, or claim under or by reason of this Agreement. All terms and conditions of this agreement shall be for the sole exclusive benefit of the parties hereto.

         10. NONASSIGNABILITY. This Agreement is not assignable by either party without the prior written consent of the other party.

         11. ENTIRE AGREEMENT/AMENDMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all agreements previously made between the parties relating thereto. No modification, waiver or alteration of this Agreement (or any provision hereof) shall be effective unless made in writing and signed by both SHA and the Company.

         12. NOTICES. All notices under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after mailing if sent by certified mail, postage prepaid, addressed to the parties as follows:

                              THE COMPANY:

                              James Rudis
                              Overhill Farms Inc.
                              2727 East Vernon Avenue Vernon, CA 90058

                              SHA:

                              John L. Steinbrun
                              Steinbrun, Hughes and Associates
                              2444 Wilshire Blvd., Suite 414
                              Santa Monica, CA 90403

         13. NONWAIVER. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

         14. HEADING. Headings in this Agreement are for convenience only and shall not be used to construe its provisions.


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         15. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

         16. ARBITRATION. Any claim or controversy arising between the parties to this Agreement involving the interpretation or application of any provision of this Agreement, or arising out of this Agreement, shall be submitted to arbitration at Los Angeles, California, pursuant to the Commercial Rules (the "Rules") of the American Arbitration Association ("AAA") by an arbitrator mutually agreed upon by the parties. Such arbitrator shall be selected by the parties hereto no later than ten (10) days after AAA notifies each party that a demand for arbitration has been filed ("Arbitrator Designation Period"). In the event SHA and Company are unable to agree on an arbitrator within the Arbitrator Designation Period, AAA shall appoint a neutral arbitrator in accordance with the Rules no later than ten (10) days following the expiration of the Arbitrator Designation Period. The designated arbitrator shall not be an agent, employee, shareholder, or affiliate of the Company or SHA. The decision of such arbitrator shall be final and binding on the parties, and judgment upon the decision may be entered in the state courts or federal courts having jurisdiction over Los Angeles County, California.

         17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         18. BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of all parties and their respective legal representatives, successors, and assigns.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement this 10th day of February, 2003, to be effective as of the day and year first above written.



                                       OVERHILL FARMS, INC.



                                       By:  /S/ JAMES RUDIS
                                            ---------------------------------
                                       Title:   PRESIDENT


                                       STEINBRUN, HUGHES AND ASSOCIATES



                                       By:  /S/ JOHN L. STEINBRUN
                                            ---------------------------------
                                       Title:   PRESIDENT



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